Exhibit 1

                            STOCK PURCHASE AGREEMENT

         This Agreement is made this 22nd day of March, 1996 by and between Robert C. Klas, Sr. ("Purchaser") and WTC Industries, Inc., a Delaware corporation (the "Company").

         Whereas, Purchaser is a director and significant stockholder of the Company;

         Whereas, the Company is currently indebted to Purchaser in the principal amount of $1,200,000 for loans which the Purchaser has extended to the Company to permit it to make payroll and make critical payments to certain vendors;

         Whereas, the Company faces a critical need for working capital to fund its continued operations, and the Purchaser is willing to provide such capital to the Company on the terms of this Agreement;

         Now, therefore, the parties agree as follows:

         1. Sale and Purchase of Shares. Effective as of the date of this Agreement, the Company hereby sells to Purchaser, and the Purchaser hereby purchases, (a) 2,400,000 shares (the "Shares") of the Company's common stock, and (b) a five year warrant in the form attached hereto as Exhibit A (the "Warrant") to purchase 2,400,000 shares (the "Warrant Shares") of Company common stock for an exercise price of $2.00 per share (the Shares and the Warrant being collectively referred to herein as the "Securities").

         2. Purchase Price. In consideration for the Securities, the Purchaser hereby agrees to pay the Company a purchase price of $3,000,000 (the "Purchase Price") consisting of the following:

                  (a) the sum of $1,200,000 by conversion to Company common stock, as of the date of this Agreement, of $1,200,000 of the Company's indebtedness to the Purchaser as of March 13, 1996 and Purchaser's full release of his security interest in certain of the Company's assets;

                  (b) the sum of $400,000, which was advanced to the Company by the Purchaser on March 14, 1996 in anticipation of this Agreement;

                  (c) the sum of $500,000, which is being paid to the Company in cash upon the execution of this Agreement; and

                  (d) the delivery by the Purchaser to the Company of the Purchaser's Promissory Note in the principal amount of $900,000 in the form attached hereto as Exhibit B (the "Note") requiring three installment payments of $300,000 each on April 15, May 15 and June 15, 1996.

         3. Company Representations and Warranties. The Company represents and warrants to the Purchaser that the Shares being issued and sold to the Purchaser are, and any Warrant Shares issued and sold to the Purchaser upon any exercise of the Warrant and payment for the Warrant Shares will be, duly authorized, validly issued, and non-assessable shares of the Company's common stock.

         4. Purchaser Representations and Warranties. The Purchaser represents and warrants to the Company that:

                  (a) He is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), has such knowledge and experience in financial and business matters as is necessary to evaluate the merits and risks involved in purchasing the Securities. He has been given access to full and complete information concerning the Company and has utilized such access to his satisfaction to obtain such information as he desires concerning the Company and the Securities.

                  (b) He understands that the Shares and the Warrant have not been, and any Warrant Shares issued upon exercise of the Warrant will not have been, registered under the Act or applicable state securities laws and may be resold or otherwise transferred only pursuant to registration under the Act and such state laws or an opinion of legal counsel acceptable to the Company that such registration is not required.

                  (c) He is purchasing the Shares and the Warrants, and any Warrant Shares issued upon exercise of the Warrant, for investment and for his own account without the intention of reselling or redistributing the same.

         5. Closing Contingencies. The Purchaser's entry into this Agreement and purchase of the Securities is subject to the conditions precedent that:

                  (a) The Purchaser shall have purchased, simultaneous with the purchase under this Agreement, 1,600,000 shares of Company common stock from Jan
H. Magnusson on terms acceptable to the Purchaser.

                  (b) The other members of the Company's board of directors and its officers shall have offered, in a form acceptable to the Purchaser, their resignations from their positions, subject to acceptance of any such resignations as the Purchaser determines to accept.

                  (c) The Company's board of directors shall have received an opinion from an investment banking firm acceptable to the board of directors (exclusive of the Purchaser) that the Company's sale of the Securities to the Purchaser is fair from a financial point of view to the Company and its shareholders other than the Purchaser.

                  (d) The Company shall have entered into an agreement with Jan
H. Magnusson concerning payment of his accrued unpaid salary and other rights to payments from the Company which is acceptable to the Purchaser.

         6. Board of Directors Representation. The Company agrees that, for so long as Purchaser is the beneficial owner of at least a majority of the Company's outstanding shares of common stock, it will make its best efforts to cause the nomination and election to the Company's board of directors of the Purchaser and one other person nominated by the Purchaser. The parties agree that nothing in this Agreement shall limit the right of the Purchaser to seek, in the event he wishes to do so, greater representation on the Company's board of directors.

         7. Registration Rights.

                  (a) Piggyback Registration Rights. If, at any time prior to the date which is two years after the expiration date of the Warrant, the Company shall propose to file any Registration Statement (except for any registration on Forms S-4, S-8 or any other similarly inappropriate form) under the Act covering a public offering of the Company's common stock, it will notify the holder(s) of the Shares and any Warrant Shares (each, a "Holder") at least 30 days prior to each such filing and include in such Registration Statement (to the extent permitted by applicable regulation) all or a portion of the Shares or the Warrant Shares to the extent requested by any Holder. Notwithstanding the foregoing, the number of Shares and Warrant Shares proposed to be registered thereby on behalf of Holders shall be reduced pro rata with any other selling shareholder (other than the Company) upon the good faith request of the managing underwriter of such offering. If the Registration Statement filed pursuant to such 30 day notice has not become effective within six months following the date such notice is given to the Holders, the Company must again notify such Holders in the manner provided above.

                  (b) Limited Demand Registration Right. If, at any time prior to the date which is two years after the expiration date of the Warrant, the Company is eligible to file a Registration Statement under the Act on Form S-3 (or its equivalent), then if the Holders of 50% or more of the Shares and Warrant Shares purchased or purchasable under the Warrant (which have not previously been registered and sold) shall request in writing the registration for their benefit of such Shares or Warrant Shares on Form S-3 (or its equivalent), then the Company shall promptly use its best efforts to effect the registration under the Act of all such Shares and Warrant Shares which such Holders have requested be so registered.

                  (c) Expenses. All filing fees and expenses of any of the registrations referred to in this Section 6, except the fees of counsel to the Holders and any underwriting commissions or fees, shall be borne by the Company.

                  (d) Miscellaneous. The Company will maintain the effectiveness of any Registration Statement filed by the Company for an least nine months following its effective date. To the extent permissible under the Act and controlling precedent thereunder, the Company and the Holders of Shares or Warrant Shares covered by such Registration Statement shall provide cross indemnification to each other in customary scope covering the accuracy and completeness of the information furnished by each. In connection with each such Registration Statement the Company will provide to each Holder of Shares or Warrant Shares covered by such Registration Statement a copy of the opinion of the Company's legal counsel covering such matters as are customarily covered by such opinions relating to such registrations.

         8. Miscellaneous. This Agreement shall be governed by the laws of the State of Minnesota. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         In Witness Whereof, the parties have executed this Agreement as of the date first written above.

WTC INDUSTRIES, INC.

By /s/ Jan Magnusson                          /s/ Robert C. Klas, Sr.
   ---------------------------------          ---------------------------------
   Its Chief Executive Officer                Robert C. Klas, Sr.

By /s/ Todd Johnson
   ---------------------------------
   Its Chief Financial Officer


                                                                 Warrant No. A-1


                              COMMON STOCK WARRANT


                              To Purchase 2,400,000
                            Shares of Common Stock of

                              WTC INDUSTRIES, INC.

                                 March 22, 1996


         THIS CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, Robert C. Klas, Sr. is entitled to subscribe for and purchase from WTC Industries, Inc., a Delaware corporation, (herein called the "Company"), at any time after the date hereof to and including March 21, 2001, 2,400,000 fully paid and nonassessable shares of the Company's common stock at the following price: $2.00 per share.

         This Warrant is subject to the following provisions, terms and conditions:

         1. Exercise. The rights represented by this Warrant may be exercised by the holder hereof, in whole or in part (but not as to a fractional share of common stock), by written notice of exercise delivered to the Company twenty
(20) days prior to the intended date of exercise and by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company and upon payment to it by certified or cashier's check of the purchase price for such shares.

         2. Issuance of Shares. The Company agrees that the shares purchased hereby shall be and are deemed to be issued to the record holder hereof as of the close of business on the date on which this Warrant shall have been surrendered and the payment made for such shares as aforesaid. Subject to the provisions of the next succeeding paragraph, certificates for the shares of stock so purchased shall be delivered to the holder hereof within a reasonable time, not exceeding ten (10) days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the holder hereof within such time.

         Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for shares of stock upon exercise of this Warrant, except in accordance with the provisions, and subject to the limitations, set forth in the paragraphs below.

         3. Covenants of Company. The Company covenants and agrees that all shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized and issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per share of the common stock is at all times equal to or less than the then effective purchase price per share of the common stock issuable pursuant to this Warrant. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of its common stock to provide for the exercise of the rights represented by this Warrant.

         4. Anti-dilution Adjustments. The above provisions are, however, subject to the following:

         (a) In case the Company shall at any time hereafter subdivide or combine the outstanding shares of common stock or declare a dividend payable in common stock, the exercise price of this Warrant in effect immediately prior to the subdivision, combination or record date for such dividend payable in common stock shall forthwith be proportionately increased, in the case of combination, or decreased, in the case of subdivision or dividend payable in common stock, and each share of common stock purchasable upon exercise of the warrant shall be changed to the number determined by dividing the then current exercise price by the exercise price as adjusted after the subdivision, combination, or dividend payable in common stock.

         (b) No fractional shares of common stock are to be issued upon the exercise of the Warrant, but the Company shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable in an amount equal to the same fraction of the market price per share of common stock on the day of exercise as determined in good faith by the Company.

         (c) If any merger, capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of common stock shall be entitled to receive stock, securities or assets with respect to or in exchange for common stock then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder hereof shall hereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of the common stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such common stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holder of this Warrant to the end that the provisions hereof (including without limitation provisions for adjustments of the warrant purchase price and of the number of shares purchasable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and mailed to the registered holder hereof at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions such holder may be entitled to purchase.

         (d) Upon any adjustment of the warrant purchase price, then and in each such case, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, which notice shall state the warrant purchase price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         5. Common Stock. As used herein, the term "common stock" shall mean and include the Company's presently authorized shares of common stock and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

         6. No Voting Rights. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.

         7. Transfer of Warrant or Resale of Shares. The holder acknowledges that it has obtained this Warrant for investment and not with the intention of making any resale or distribution. The holder further acknowledges (a) that neither this Warrant nor any of the shares of common stock obtainable under it have been registered under the Securities Act of 1933 or any state securities statute, and (b) that neither this Warrant nor any shares of common stock obtained under it may be transferred without such registration or an opinion of legal counsel acceptable to the Company that such transfer may be made without such registration. The holder of this Warrant, by acceptance hereof, agrees to give written notice to the Company before transferring this Warrant, or transferring any common stock issued upon the exercise hereof, of such holder's intention to do so, describing briefly the manner of any proposed transfer and accompanied by an opinion of legal counsel, in form and substance satisfactory to the Company, that the transfer may lawfully be made. Promptly upon receiving such written notice and opinion, the Company shall present copies thereof to the Company's legal counsel and to counsel to the original purchaser of this Warrant. If in the opinion of each such counsel the proposed transfer may be effected without registration or qualification under any Federal or State law, the Company, as promptly as practicable, shall notify such holder of such opinion, whereupon such holder shall be entitled to transfer this Warrant or to dispose of shares of common stock received upon the previous exercise of this Warrant, provided that an appropriate legend may be endorsed on this Warrant or the certificates for such shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of the Company's legal counsel to prevent further transfers which would be in violation of the Securities Act of 1933.

         If in the opinion of either of the counsel referred to in this paragraph 7 hereof, the proposed transfer or disposition of shares described in the written notice given pursuant to this paragraph 7 may not be effected without registration or qualification of this Warrant or the shares of common stock issued on the exercise hereof, the Company shall promptly give written notice thereof to the holder hereof, and such holder will limit its activities in respect to such as, in the opinion of both such counsel, are permitted by law.

         IN WITNESS WHEREOF, WTC Industries, Inc. has caused this Warrant to be signed by its duly authorized officers and dated March 22, 1996.


                                       WTC INDUSTRIES, INC.



                                       By
                                          ------------------------------------
                                           Chief Executive Officer




                                                                       EXHIBIT B

                                 PROMISSORY NOTE

$900,000                                                          March 22, 1996

         For Value Received, Robert C. Klas, Sr. (the "Debtor") hereby promises to pay to the order of WTC Industries, Inc. at its office in Minneapolis, Minnesota or such other address as the holder hereof may specify, in lawful money of the United States of America, the principal sum of Nine Hundred Thousand Dollars ($900,000), without interest.

         The indebtedness evidenced by this note shall be repaid in three installments of $300,000 each which shall be due and payable on each of April 15, May 15 and June 15, 1996.

         The Debtor shall have the right to prepay this Note, in whole or in part, without premium or penalty.

         The Debtor hereby waives presentment, notice of nonpayment, protest and notice of protest, and agrees to pay all costs of collection (including reasonable attorney's fees) of the holder of this Note in the event the Debtor defaults in making any payment due hereunder, and such costs of collection shall be owed whether or not suit is instituted. This Note shall be governed by the laws of the State of Minnesota.


                                           ----------------------------------
                                           Robert C. Klas, Sr.